THE DAVID F. BOLGER

2008 NONGRANTOR CHARITABLE LEAD ANNUITY TRUST

On this   28   day of    May   , 2008, I, DAVID F. BOLGER, of the County of Sarasota, State of Florida (hereinafter “the Donor”), desiring to establish a charitable lead annuity trust within the meaning of Rev. Proc. 2007-45, hereby enter into this trust agreement (“Trust Agreement”) with THOMAS M. WELLS, ESQUIRE as the initial trustee (hereinafter “the Trustee”). This Trust Agreement and the trust hereunder may be referred to as “The David F. Bolger 2008 Nongrantor Charitable Lead Annuity Trust”.

ARTICLE I

Funding of Trust

The Donor hereby transfers and irrevocably assigns to the Trustee on the above date the property described in Schedule A, and the Trustee accepts the property and agrees to hold, manage, and distribute the property under the terms set forth in this Trust Agreement.

ARTICLE II

Donor’s Intent

It is the Donor’s intent to create a charitable lead annuity trust so that the value of the interest passing to the charitable income beneficiary is a completed gift and deductible as a charitable guaranteed annuity under Sections 170(f)(2)(B), 642(e), 2055(e)(2)(B), and 2522(c)(2)(B) of the Internal Revenue Code of 1986 as amended (hereinafter “the Code”), and the applicable regulations governing charitable lead annuity trusts. It is the Donor’s further intent to make a completed gift of a remainder interest in the trust principal to the irrevocable trust named in Article IX of this Trust Agreement. Every provision of this Trust Agreement shall be construed consistently with the Donor’s paramount intent as expressed in this Article II. Any provision of this Trust Agreement that is inconsistent with the Donor’s paramount intent as expressed in this Article II shall be of no effect.

ARTICLE III

Payment of Annuity Amount

In each taxable year of the trust during the annuity period, the Trustee shall pay to The Valley Hospital Foundation, a not-for-profit organization located in Ridgewood, New Jersey (hereinafter, the “The Valley Hospital Foundation”), an annuity amount equal to Twenty-One and 96/100 Percent (21.96%) of the initial net fair market value of all property transferred to the trust, valued as of the date of the transfer; PROVIDED, however, that if the annuity amount described herein exceeds Six Million Dollars ($6,000,000) (or a prorated portion of said amount in any short taxable year), then the Trustee shall instead pay (i) Six Million Dollars ($6,000,000) (or a prorated portion of said amount in any short taxable year) to The Valley Hospital Foundation, and (ii) the excess of the annuity amount described herein over the foregoing payment to The Valley Hospital Foundation to such one or more organizations described in Sections 170(c), 2055(a), and 2522(a) of the Code (including The Valley Hospital Foundation) as the Trustee shall select, and in such proportions as the Trustee shall decide, from time to time, in the Trustee’s sole discretion. If The Valley Hospital Foundation is not an organization described in Sections 170(c), 2055(a), and 2522(a) of the Code at the time any payment is to be made to it, the Trustee shall instead distribute such payment to one or more organizations described in Sections 170(c), 2055(a), and 2522(a) of the Code as the Trustee shall select, and in such proportions as the Trustee shall decide, from time to time, in the Trustee’s sole discretion. The term “the Charitable Organization” shall be used herein to refer collectively to the organization(s) then constituting the charitable recipient, whether named in this Article III, selected as an additional charitable recipient or subsequently selected as a substitute charitable recipient. During the trust term, no payment shall be made to any person other than the Charitable Organization and the interest of the Charitable Organization shall not be subject to commutation. The annuity period is a term of five (5) years. The first day of the annuity period shall be the date the property is transferred to the trust, and the last day of the annuity period shall be the day preceding the fifth (5th) anniversary of that date. The annuity amount shall be paid annually at the end of each taxable year of the trust. Payment of the annuity amount shall be made first from income (including short term capital gains) and then, to the extent not so satisfied, from capital gains other than short term capital gains and then, to the extent not so satisfied, from principal, in that order. In addition, to the extent the Trustee determines in the Trustee’s sole discretion that a further ordering of distributable assets is available, such modified ordering shall control. Any income of the trust for a taxable year in excess of the annuity amount shall be added to principal. If the initial net fair market value of the trust assets is incorrectly determined, then within a reasonable period after the value is finally determined for federal tax purposes, the Trustee shall pay to the Charitable Organization (in the case of an undervaluation) or receive from the Charitable Organization (in the case of an overvaluation) an amount equal to the difference between the annuity amount(s) properly payable and the annuity amount(s) actually paid. The trust under this Article III shall terminate at the termination of the annuity period. Upon such termination, the Trustee shall dispose of all of the then principal and income of the trust (other than any amount due to the Charitable Organization under the provisions of this Agreement) as set forth in Article IX of this Trust Agreement.

ARTICLE IV

Proration of Annuity Amount

The Trustee shall prorate the annuity amount on a daily basis for any short taxable year. In the first taxable year of the trust and in the taxable year in which the annuity period ends, the Trustee shall prorate the annuity amount on a daily basis for the number of days of the annuity period in that taxable year.

ARTICLE V

Taxable Year

The taxable year of the trust shall be the calendar year.

ARTICLE VI

Additional Contributions

No additional contributions shall be made to the trust under this Agreement after the initial contribution.

ARTICLE VII

Prohibited Transactions

The Trustee shall not engage in any act of self-dealing within the meaning of Section 4941(d) of the Code, as modified by Section 4947(a)(2) of the Code, and shall not make any taxable expenditures within the meaning of Section 4945(d) of the Code, as modified by Section 4947(a)(2) of the Code. The Trustee shall not retain any excess business holdings that would subject the trust to tax under Section 4943 of the Code, as modified by Sections 4947(a)(2) and 4947(b)(3) of the Code. In addition, the Trustee shall not acquire any assets that would subject the trust to tax under Section 4944 of the Code, as modified by Sections 4947(a)(2) and 4947(b)(3) of the Code, or retain assets which, if acquired by the Trustee, would subject the Trustee to tax under Section 4944 of the Code, as modified by Sections 4947(a)(2) and 4947(b)(3) of the Code.

ARTICLE VIII

Limited Power of Amendment

This Trust Agreement is irrevocable. The Donor shall have no right to alter it or amend it in any way. However, the Trustee shall have the power, acting alone, to amend the trust from time to time in any manner required for the sole purpose of ensuring that the annuity interest passing to the Charitable Organization is at all times a guaranteed annuity interest under Sections 2055(e)(2)(B) and 2522(c)(2)(B) of the Code and the regulations thereunder and that payments of the annuity amount to the Charitable Organization will be deductible from the gross income of the trust to the extent provided by Section 642(c)(1) of the Code and the regulations thereunder.

ARTICLE IX

Distribution Upon Termination of Annuity Period

At the termination of the annuity period, the Trustee shall transfer and deliver all of the then principal and income of the trust (other than any amount due to the Charitable Organization under the provisions above) to the then serving Trustee under THE DAVID F. BOLGER 2008 IRREVOCABLE FAMILY TRUST AGREEMENT, executed and funded of even date herewith and immediately prior to the execution and funding hereof, to be held and distributed in accordance with the terms and conditions thereof, or, if said Trust is no longer in effect (notwithstanding any provisions of Section 732.513 (4), Florida Statutes, to the contrary), all of the then principal and income of the trust (other than any amount due to the Charitable Organization under the provisions above) shall be held IN TRUST and distributed on the same terms and conditions specified in the said DAVID F. BOLGER 2008 IRREVOCABLE FAMILY TRUST AGREEMENT, as in effect at the time of the execution of this Trust Agreement.

ARTICLE X

Trustee Powers

In addition to all powers and discretions conferred generally upon fiduciaries under the laws of the State of Florida, the Trustee shall have the following powers, in each case exercisable from time to time at discretion and without order or license of court; PROVIDED, however, that notwithstanding any of the provisions of this Trust Agreement, no power or discretion granted by law or by this Trust Agreement may be exercised by the Trustee if such exercise would in any way (i) be inconsistent with the Donor’s Intent as stated in Article II or otherwise defeat the intent of the Donor that the trust hereunder qualify as a charitable lead annuity trust so that the value of the interest passing to the Charitable Organization is deductible as a charitable guaranteed annuity under Sections 2055(e)(2)(B) and 2522(c)(2)(B) of the Code and so that the payments of the annuity amount to the Charitable Organization will be deductible from the gross income of the trust to the extent provided by Section 642(c) of the Code, or (ii) constitute a Prohibited Transaction as described in Article VII:

A.     To retain indefinitely, and to invest and reinvest in, without notice to any beneficiary, stocks, shares, general or limited partnership interests, obligations and other securities or any other kind of personal or real property, even though any or all of the investments made or retained are of a character or size which, but for this express authority, would not be considered proper for a trustee;

B.     To sell, to exchange, to lease and to make contracts concerning personal or real property, for such consideration and upon such terms as to credit or otherwise as the Trustee considers advisable, which leases and contracts may extend beyond the term of the trust; to give options on real or personal property of the trust; to establish depreciation, depletion, tax or any other reserves; and to execute deeds, transfers, leases, and other instruments of any kind;

C.     To hold securities or other property in bearer or unregistered form or in the name of the Trustee or of any other person, firm or corporation, without indication of any fiduciary capacity;

D.     To give general or special proxies or powers of attorney (which may or may not be discretionary and with power of substitution) for voting or acting with respect to securities; to deposit securities with, or transfer them to, protective committees, voting trustees or similar bodies; to join in any reorganization; and to pay assessments or subscriptions called for in connection with securities held by the Trustee;

E.     To compromise or submit to arbitration any claim or matter in dispute;

F.     To credit particular receipts or gains, and to charge particular disbursements or losses or charges, to income or to principal of the trust or to apportion them between income and principal, whether such credits or charges relate to bonds acquired at a premium, to reserves or to any other matter, all as the Trustee considers fair and reasonable in each case;

G.     To employ investment counsel and consult with them concerning the investments and management of the trust and to delegate to them such powers as the Trustee deems appropriate; to employ a custodian of any funds or securities and to delegate to the custodian such powers as the Trustee deems appropriate; to employ investment bankers and other appraisal services to value securities or other investments which are not publicly traded and to render advice and provide services in connection with the sale of any such securities or other investments; to employ legal counsel, accountants and other special services; and, in addition to the compensation and expenses of the Trustee, to pay the compensation and expenses of all such services even if rendered by the Trustee; and

H.     To make any division or distribution of, or payment from, the trust, in kind by the fair and reasonable allotment and transfer of specific securities or other personal or real property or undivided interests therein, at then current values, in lieu of cash, as a part or the whole of any one or more shares or payments.

ARTICLE XI

Investment Advisor

A.     The Trustee hereunder shall have the right at any time or from time to time to designate an Investment Advisor to the Trustee with respect to any capital stock of CASCADE BANCORP, or any successor thereto by merger, combination or like process (whether or not Cascade is the surviving entity) (“Cascade”). The Investment Advisor shall be an individual or business entity with experience and skill in investment management or investment banking and with knowledge of the markets for Cascade stock. The Investment Advisor may be, but is not required to be, an investment advisor registered as such under the Investment Advisors Act of 1940, as amended. In no case may the Investment Advisor be the Donor, a lineal descendant of the Donor, or a “related or subordinate party” with respect to the Trustee, the Donor or any lineal descendant of the Donor as the aforesaid quoted term is defined in Section 672(c) of the Code. The appointment of the Investment Advisor shall be by written instrument signed by the Trustee. To qualify, any person or entity designated as Investment Advisor hereunder shall deliver a written instrument to the Trustee indicating acceptance and agreement that all powers conferred upon such Investment Advisor will be exercised in a fiduciary capacity for the exclusive interest of the beneficiaries.

B.     The Investment Advisor shall serve for such term and upon such conditions as the Trustee shall determine advisable and provide in the appointing instrument. Without limiting the foregoing, unless the appointing instrument provides otherwise, during any period for which an Investment Advisor is appointed and acting hereunder, the Investment Advisor shall have sole authority to make all decisions with respect to the retention, purchase, sale, exchange, tender, and other transactions affecting the ownership of the capital stock of Cascade; PROVIDED, however, that notwithstanding anything herein or in any appointing instrument to the contrary, in no event shall the appointment of an Investment Advisor hereunder impair the Trustee’s obligation to pay the annuity amount to the Charitable Organization as described in Article III of this Trust Agreement.

C.     Any Investment Advisor hereunder shall be entitled to receive reasonable compensation from the subject trust for such Advisor’s services and responsibilities in accordance with such Advisor’s schedule or rate of compensation currently in effect when the services are performed, or as otherwise established by agreement with the Trustee.

D.     To the extent permitted by applicable law, in no event shall any Trustee hereunder (i) incur liability for any loss resulting from any decision of an Investment Advisor made pursuant to the provisions of this Article or of the appointing instrument, or (ii) be liable for any matter with respect to which the Trustee is directed by an Investment Advisor pursuant to the provisions of this Article or of the appointing instrument.

ARTICLE XII

Trustees

A.     References in this Trust Agreement to the “Trustee” mean the Trustee, whether original or successor, for the time being in office. Any Trustee may resign, without stating cause, by giving written notice to the Donor, if he is then living, or if not, to the Trustees of THE BOLGER FOUNDATION, a charitable organization that was created as a New Jersey Non-Profit Corporation on August 18, 1964, and that is described in Section 501(c)(3) of the Code.

B.     THOMAS M. WELLS, ESQUIRE may appoint a successor Trustee or Trustees, to serve together or consecutively, or select a method of appointing successor Trustees, all as prescribed by an instrument in writing kept or filed with the records of THE DAVID F. BOLGER 2008 NONGRANTOR CHARITABLE LEAD ANNUITY TRUST. If at any time the office of Trustee is vacant and no willing and able successor is appointed pursuant to the provisions of the preceding sentence, then the Trustees of THE BOLGER FOUNDATION shall appoint a successor Trustee. Each successor Trustee hereunder, regardless of the method of such Trustee’s appointment, is to be an individual, or a corporation authorized to engage in trust business in any state or commonwealth of the United States or in the District of Columbia; PROVIDED, however, that if a corporation is appointed as successor Trustee, it shall (1) have been regularly engaged in the United States of America in the business of a trust company for at least five (5) years prior to its appointment as Trustee hereunder, (2) have a net worth at the time of such appointment in excess of Twenty Million Dollars ($20,000,000), and (3) not be a “related or subordinate party” with respect to the Donor or any trust beneficiary hereunder as the aforesaid quoted term is defined in Section 672(c) of the Code; and PROVIDED, further, that if an individual is appointed as successor Trustee, he or she must be one who (i) possesses business and/or professional qualifications which make him or her qualified to serve as Trustee, (ii) has not been convicted of any felonious crime, (iii) is not the Donor or a family member or lineal descendant of the Donor, (iv) can possess the powers vested exclusively in the Trustee without causing the Donor, any trust beneficiary, or the Trustee personally to be treated as an owner of any trust hereunder for federal income, estate, or generation-skipping transfer tax purposes, and (v) is not a “related or subordinate party” with respect to the Donor or any trust beneficiary hereunder as the aforesaid quoted term is defined in Section 672(c) of the Code. The appointment of any successor Trustee shall take effect upon written acceptance of the office by such Trustee.

C.     Unless otherwise agreed upon engagement hereunder, the compensation of each Trustee hereunder shall be reasonable and customary and not in excess of such compensation as would be approved by a court of competent jurisdiction. A corporate Trustee shall be compensated by agreement or, in the absence of such agreement, in accordance with its fee schedule as in effect at the time of payment. Trustee compensation must be fully disclosed in writing to the current income beneficiaries of the affected trust hereunder.

D.     The Trustee shall be entitled to reimbursement for any out-of-pocket expenditures made or incurred in the proper administration of the trusts under this Agreement or in furtherance of his or her fiduciary duties and obligations.

E.     To the extent permitted by law, no bond or other security shall be required of any Trustee or fiduciary serving at any time, or if a bond is required by law, no surety on such bond shall be required.

F.     No one dealing with the Trustee need inquire concerning the validity of anything the Trustee purports to do or need see to the application of any money paid or property transferred to or upon the order of the Trustee.

G.     A Trustee hereunder shall have the power and authority by written instrument which is acknowledged, to surrender, release, renounce, or disclaim any one or more of the powers of the Trustee and thereafter it shall never again be exercised by such Trustee.

H.     For purposes of this Trust Agreement, an individual Trustee is “disabled” (and while disabled shall not serve as Trustee) when a written certification is in effect that the examined Trustee is physically or mentally incapable of managing the affairs of the trust, whether or not there is an adjudication of the Trustee’s incompetence. This certification shall be valid only if it is signed by at least two (2) physicians, each of whom has personally examined the Trustee, and need not indicate any cause for the Trustee’s disability. A certification of disability shall be rescinded when a serving Trustee receives a certification that the former Trustee is capable of managing the trust’s affairs. This certification, too, shall be valid only if it is signed by at least two (2) physicians, each of whom has personally examined the Trustee and at least one (1) of whom is board certified in the specialty most closely associated with the former disability. No person is liable to anyone for actions taken in reliance on the certifications under this paragraph, or for dealing with a Trustee other than the one removed for disability based on these certifications.

I.     Each individual Trustee serving hereunder who fails within a reasonable time to undergo a medical examination at the written request of any person having an interest hereunder (including, but not limited to, another Trustee acting hereunder) or of the Trustees of THE BOLGER FOUNDATION for the sole purpose of determining if the individual lacks the required capacity to continue to so serve hereunder or fails to cause the results of such examination to be made available within a reasonable time to the person making the written request, shall be treated as resigning as such fiduciary, provided that there is reasonable basis to request the medical examination be undertaken and provided further that no such request may be made more than once every thirty-six (36) months.

ARTICLE XIII

Governing Law

The operation of the trust shall be governed by the laws of the State of Florida. However, the Trustee is prohibited from exercising any power or discretion granted under said laws that would be inconsistent with the requirements for the charitable deductions available to a charitable lead annuity trust or for contributions to a charitable lead annuity trust.

ARTICLE XIV

Investment of Trust Assets

Except as provided in Article VII herein, nothing in this Trust Agreement shall be construed to restrict the Trustee from investing the trust assets in a manner that could result in the annual realization of a reasonable amount of income or gain from the sale or disposition of trust assets.

ARTICLE XV

Retained Powers and Interests

Notwithstanding any other provision of this Trust Agreement to the contrary, no person shall hold any power or possess any interest that would cause the Donor to be treated as the owner of any portion of the trust under the provisions of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code. In addition, no income or principal of the trust shall be used for the benefit of the Donor or the spouse of the Donor or to pay premiums on any policy of insurance on the life of the Donor or the spouse of the Donor; no loans shall be made, directly or indirectly, from the trust hereunder to the Donor or the spouse of the Donor; no property shall be bought from, sold to, exchanged with or leased to or from any person for less than adequate consideration in money or money’s worth; and, the Donor shall not have the power to control in any manner the administration of the trust hereunder.

ARTICLE XVI

Documents and Reliance

The original of each amendment of this Trust Agreement by the Trustee, each resignation, removal or appointment of a Trustee, and each acceptance of appointment shall be kept attached to the original Trust Agreement, which shall be held by the Trustee. Anyone may rely on a copy, certified by a notary public, of this Trust Agreement or of any writings attached thereto as fully as on the original document; and anyone may rely fully upon any statements of fact certified by anyone who appears from the original document or a certified copy thereof to be a Trustee hereunder.

WITNESS the due execution hereof as of the day and year aforesaid.

WITNESSES:	DONOR:

/s/ AnnMarie P. Smits	/s/ David F. Bolger (SEAL) DAVID F. BOLGER

/s/ Nicole Cleenput

TRUSTEE:

/s/ AnnMarie P. Smits	/s/ Thomas M. Wells (SEAL) THOMAS M. WELLS

/s/ Nicole Cleenput

          The foregoing instrument was signed by DAVID F. BOLGER, the Donor, as his David F. Bolger 2008 Nongrantor Charitable Lead Annuity Trust Agreement, in our presence, and we, in his presence and in the presence of each other have hereunto subscribed our names as witnesses, this   28   day of   May  , 2008.

/s/ AnnMarie P. Smits	/s/ Nicole Cleenput

Address: 109 Lionshead Dr. East	Address: 30 Pledge Rd. Apt 23

Wayne, NJ 07470	Ridgewood, NJ 07450

THE DAVID F. BOLGER

2008 NONGRANTOR CHARITABLE LEAD ANNUITY TRUST

SCHEDULE “A”

•     Five Million One Hundred Thousand Dollars ($5,100,000) Cash; and

•     2,526,955 shares of Cascade Bancorp common stock (CUSIP 147154108; NASDAQ: CACB),

     both transferred to The David F. Bolger 2008 Nongrantor Charitable Lead Annuity Trust on May 29, 2008.

-A-

AFFIDAVIT

STATE OF New Jersey COUNTY OF Bergen	) ) ss.: )

We, DAVID F. BOLGER,     AnnMarie P. Smits    , and     Nicole Cleenput    , the Donor and the witnesses, respectively, whose names are signed to the attached or foregoing instrument, having been sworn, declared to the undersigned officer that DAVID F. BOLGER, in the presence of witnesses, signed, and that each of the witnesses, in the presence of DAVID F. BOLGER and in the presence of each other, signed the instrument as a witness.

/s/ David F. Bolger	/s/ AnnMarie P. Smits
DAVID F. BOLGER	Witness

/s/ Nicole Cleenput Witness

Subscribed and sworn to before me by DAVID F. BOLGER, the Grantor and the Trustee, who is personally known to me or who has produced ____________________________ as identification, and by     AnnMarie P. Smits    , a witness, who is personally known to me or who has produced ____________________________________ as identification, and by     Nicole Cleenput    , a witness, who is personally known to me or who has produced ____________________________________ as identification, on    May 28   , 2008.

/s/ Patricia A. Hopp Signature of Notary Public

Patricia A. Hopp Printed Name of Notary Public

ACKNOWLEDGMENT

STATE OF New Jersey COUNTY OF Bergen	) ) ss.: )

Subscribed and sworn to before me by THOMAS M. WELLS, the Trustee, who is personally known to me or who has produced ____________________________ as identification, and by     AnnMarie P. Smits    , a witness, who is personally known to me or who has produced ____________________________________ as identification, and by     Nicole Cleenput    , a witness, who is personally known to me or who has produced ____________________________________ as identification, on    May 28   , 2008.

/s/ Patricia A. Hopp Signature of Notary Public

Patricia A. Hopp Printed Name of Notary Public

My commission expires:

This document was prepared by:

Barbara A. Simanek, Esq.
Kirkpatrick & Lockhart Preston Gates Ellis llp
Wachovia Financial Center
200 South Biscayne Blvd, Suite 3900
Miami, FL 33131-2399